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                                                                    EXHIBIT 10.1


               AMENDMENT TO AGREEMENT REGARDING CHANGE OF CONTROL

         This Amendment to Agreement Regarding Change of Control ("Amendment") is made and entered into as of June 7, 1999 by and between TRINET CORPORATE REALTY TRUST, INC., a Maryland corporation (the "Company") and
_______________________, an individual (the "Executive").

                                    RECITALS

         A. The Company and the Executive are parties to an Agreement Regarding Change of Control dated as of June 17, 1998 (the "Agreement"), the purposes of which are to encourage the Executive to continue to provide management services as an employee of the Company and to provide reasonable security to the Executive against changes in the employment relationship in the event of a change of control.

         B. The parties wish to modify certain provisions of the Agreement, as set forth herein.

         NOW, THEREFORE, in consideration of the premises and the covenants and agreements hereinafter contained, the parties agree as follows:

         1. Capitalized Terms. For purposes of this Amendment, capitalized terms used herein that are defined in the Agreement shall have the meanings given in the Agreement.

         2. Definitions. In Section 1 of the Agreement, the following definitions are amended to read as follows: --------------------

         "CONSTRUCTIVE TERMINATION" shall mean, with respect to the Executive, the occurrence of any one of the following events:

                  [(a) - (f) UNCHANGED]

         If an event described herein occurs within twelve (12) months of a Change of Control, the event shall constitute Constructive Termination only if the Executive provides written notice of termination of employment to the Company specifying the event relied upon for such termination within twelve (12) months after the Executive has actual notice of the occurrence of such event. If an event described herein occurs more than twelve (12) months but less than twenty-four (24) months following a Change of Control, the event shall constitute Constructive Termination only if the Executive provides written notice of termination of employment to the Company specifying the event relied upon for such termination within six (6) months after the Executive has actual notice of the occurrence of such event."




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         "TERMINATION DATE" shall mean the date the Executive's employment actually terminates as a result of a Termination Event."

         3. Benefits Upon Termination of Employment Due to Change of Control.

         (a) Section 2 is amended, in all places that provide for payments to be made "within five (5) days after the Termination Date," to provide that such payments shall be made "on the Termination Date."

         (b) Section 2(a)(1) is amended to read as follows:

                  "(a) Multiple of Annual Compensation. On the Termination Date, the Executive shall be paid a lump sum by the Company equal to the amount determined by multiplying the Valuation Multiple by the greater of the following:

                  (1) the sum of the Executive's annualized base salary as of the Termination Event or as of the Termination Date (whichever is larger), plus the largest amount of annual incentive bonus paid by the Company to the Executive during the current year and the preceding five (5) fiscal years; and

                  (2) the largest amount of annual cash compensation (including salary and incentive bonus) and other income, from all sources, paid by the Company to the Executive over the preceding five (5) fiscal years, as reported by the Company in Box 5 of Form W-2 and/or Form 1099 furnished to the Executive, but not including any payments or other income paid upon the acceleration of future dividend equivalent rights payments as a result of a Change of Control."

         (c) Section 2(b) is amended to read as follows:

                  "(b) Unpaid Annual Incentive Bonus. On the Termination Date, the Executive shall be paid a lump sum in respect of any unpaid annual incentive bonuses that would have been payable pursuant to the Company's Performance Based Management Incentive Plan which was in effect prior to the Change of Control for the period from the first day of the year in which the Change of Control occurred to the Termination Date, in an amount equal to (1) the largest annual incentive bonus paid to the Executive by the Company during the five (5) fiscal years preceding the Change of Control, (2) multiplied by a fraction, the numerator of which is the number of days which have elapsed from the first day of the year in which the Change of Control occurred to the Termination Date and the denominator of which is three hundred sixty five (365), and (3) reduced by the aggregate amount of any annual incentive bonuses paid to the Executive since the Change of Control."




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         (d) Section 2(d) is amended to read as follows:

                  "(d) Immediate Vesting of Stock Incentive Awards and DERs; Extension of Option Exercise Period. Notwithstanding any vesting schedule otherwise applicable or any other provisions to the contrary in the Company's stock incentive plans or stock option award agreements, any outstanding stock options and dividend equivalent rights awards previously granted to Executive shall immediately be fully vested upon a Change of Control. Each of the Executive's stock option awards outstanding immediately prior to a Change of Control shall be converted on an equitable basis into an option to acquire shares of the Company's successor, on terms no less favorable than those provided to any other holder of a Company stock option, and shall not expire until the earlier of (A) the expiration date specified in such option and (B) 12 months following the Termination Date."

         (e) A new subsection 2(i) is added as follows:

                  "(i) Outplacement Services. The Executive shall be provided with outplacement services for the duration of the Coverage Period, at a level of service commensurate with the Executive's position at the Termination Event, from a provider selected by the Company in its reasonable discretion, and at the Company's expense."

         (f)  A new subsection 2(j) is added as follows:

                  "(j) Payment Upon Constructive Termination. In the event of Constructive Termination of the Executive, the Executive's employment with the Company shall not be considered terminated unless and until the Executive has received the full amount of cash payments required to be paid hereunder upon termination of employment and the termination of the Executive's employment shall be conditioned upon receipt in full by the Executive of such cash payments."

         4. Attached hereto as Exhibit A is an example of the calculation of the benefits payable by the Company under Section 2 of the Agreement, based upon an assumed Change of Control and Termination Event on September 30, 1999 and the other assumptions set forth in Exhibit A.



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         5. Except as modified by this Amendment, the terms and conditions of the Agreement are unchanged and continue in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

THE COMPANY:

TRINET CORPORATE REALTY TRUST, INC.

a Maryland corporation

By:   ----------------------------------
Name:    Geoffrey M. Dugan
Title:   Vice President, Administration
         and General Counsel


THE EXECUTIVE:

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                                    EXHIBIT A


PricewaterhouseCoopers LLP has prepared an analysis of the Company's Agreements Regarding Change of Control (entitled "Golden Parachute Study" draft dated June 4, 1999), including the total cash costs of such agreements based on various assumptions. Attached hereto, and made a part hereof, are excerpts from the analysis which calculate the cash costs to the Company, and benefits payable to the Executive, under the Agreement Regarding Change of Control, as amended, assuming a Change of Control and Termination Event on September 30, 1999 and other assumptions as set forth in the attachments.



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